Exhibit 10.1.2

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (this “Release”) is entered into by and between the Federal Home Loan Bank of Chicago (the “Bank”) and J. Mikesell Thomas (“Mr. Thomas”) to set forth the terms and conditions of Mr. Thomas’ employment separation from the Bank, and his resignation from his employment and position as an officer of the Bank.

I, J. Mikesell Thomas, have received, carefully read, and fully understand all of the provisions in this Separation Agreement. In entering into this Release, I am relying on my own judgment and knowledge and not on representations or statements made by the Bank, its employees, or agents. I acknowledge that the Bank advised me to consult with an attorney about the terms of this Release before signing it.

1. Severance and Other Payment.

(a) I understand that my employment with the Bank is terminated effective April 11, 2008 based on a mutual agreement between the Bank and me and such date shall be deemed to be the “Date of Termination” hereunder and under the employment agreement between myself and the Bank, dated as of August 30, 2004, as amended (the “Employment Agreement”).

(b) In exchange for my agreement set forth in this document, I understand that I will receive a lump sum payment of $1,131,000.00 (“Severance Payment”) in lieu of any other benefit that I may have been entitled to under my Employment Agreement in connection with my termination of employment. Both the Bank and I acknowledge and agree that based upon my resignation, such termination would not be a “Termination by the Company without Cause” or a “Termination by the Executive for Good Reason” that would trigger the payment of severance benefits under Section 7(b) of my Employment Agreement nor a “Termination for Cause.”

I understand that the Severance Payment will be payable within 3 business days after the expiration of the seven-day Revocation Period described below and only if I have not revoked my acceptance of the terms of this Release. I will also be entitled to receive appropriate payments pursuant to the Pentegra Financial Institutions Retirement Fund and a lump sum payment of any benefits payable from the Benefit Equalization Plan. In addition, I will be paid all accured and unpaid salary through April 11, 2008 and $70,000 for vacation accrued, but not used, through April 11, 2008. The Bank also agrees to reimburse me up to $55,000 for the legal fees incurred in connection with the negotiation and documentation of this Release. I understand that the Bank will deduct all applicable state and federal taxes and other mandatory deductions from amounts payable to me under this Release. The obligations of the Bank hereunder to make the Severance Payment are absolute and unconditional and shall not be subject to offset, setoff, counterclaim or reduction for any reason except for required withholding taxes or mandatory deductions. I agree to forfeit all performance units awarded to me under the Bank’s Long Term Supplemental Incentive Compensation Plan for the 2008 to 2009 performance period.

(d) I understand that the purpose of this Release is to assure the Bank that in return for the Severance Payment, the Bank and its directors, officers, employees, agents and representatives will not be put to the expense and inconvenience of defending any claim, charge, or lawsuit asserted by me in connection with my employment or the mutual agreement between the Bank and myself to terminate my employment.

2. Review Period.

(a) I understand that this Release is a legally binding document of serious legal significance. I acknowledge that I have had a period of not less than twenty-one (21) calendar days after today’s date (the “Review Period”) to review this Release and consider acceptance of this Release and the Severance Payment in exchange for releasing any and all claims that I may have against the Bank and for acknowledging the continuation of certain provisions of the Employment Agreement as outlined in Section 5 herein. I understand that the Review Period will begin running on the day I receive this Release.

3. Revocation Period.

I have been informed of my right to revoke this Release without penalty in the seven (7) calendar days immediately following the date on which I sign this Release. This seven-day period is called the “Revocation Period”. I understand that I may revoke this Release by delivering written notice of revocation to Matthew R. Feldman of the Operations & Administration Group of the Bank within the Revocation Period. I further understand that this Release is not effective or enforceable until the Revocation Period has expired. I further understand that the Severance Payment will not be paid to me until after the expiration of the Revocation Period and as further described in Section 1(b).

4. General Release.

(a) I hereby inform the Bank that, in exchange for the Severance Payment, I have decided to release and discharge, knowingly and voluntarily, any and all claims, demands or actions, known and unknown, that I may have against the Bank in connection with the termination of my employment with the Bank.

(b) Further, I understand the conditions of my release from the Bank, and I agree:

(i)	The provisions of this Release, including the Severance Payment, are in full satisfaction of any claims, liabilities, demands, or causes of action, known or unknown, fixed or contingent, that I may have or claim to have, against the Bank and its directors, officers, employees, agents and representatives at present or in the future in connection with the termination of my employment with the Bank; provided that such released claims shall not include any claims to enforce my rights under, or with respect to this Release. Claims of discrimination, any claims under the Bank Severance Plan and any other claims, other than for vested benefits, are hereby released and discharged.

(ii)

This Release includes, but is not limited to, claims allegedly arising under the Bank Severance Plan, the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42

U.S.C. § 2000e, et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. §§ 791, 793 and 794; the Civil Rights Enforcement Statutes, 42 U.S.C. §§ 1981 through 1988; Sarbanes-Oxley Act of 2002, 18 U.S.C. §1514A, et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the National Labor Relations Act, 29 U.S.C. 151 et seq.; and any other federal, state or local statute, ordinance or regulation dealing in any respect with discrimination in employment, breach of contract or wrongful discharge, including those rights and claims arising under any alleged legal restrictions on the Bank’s rights to terminate the employment of its employees. I understand and agree that this Release and waiver applies to any and all forms of monetary or other relief that I might seek in connection with my employment or the circumstances of the termination from my position except for receipt of unemployment compensation benefits.

(iii)	I acknowledge that, as of the date of this Release, I have not suffered any on the job injuries, occupational diseases or wage or overtime claims relating to my employment at the Bank or any other claims pursuant to the Fair Labor Standards Act or the Family and Medical Leave Act.

(iv)	Further, I acknowledge that this Release does not prohibit me from filing a charge or complaint with the Equal Employment Opportunity Commission or participating in any investigation or proceeding with the Equal Employment Opportunity Commission in good faith. However, pursuant to this Release, I do waive the right to recover any money damages in connection with such a charge, complaint, investigation or proceeding.

(c)	The Bank hereby informs Mr. Thomas that, in exchange for this Release, the Bank has decided to release and discharge, knowingly and voluntarily, any and all claims, demands or actions, known and unknown, that the Bank may have against Mr. Thomas except for any such claims, demands or actions (i) to enforce the Bank’s rights under this Release or (ii) that relate to fraud or willful misconduct on the part of Mr. Thomas.

(d)	The Bank agrees that the provisions of this Release are in full satisfaction of any claims, liabilities, demands, or causes of action, known or unknown, fixed or contingent, that the Bank may have or claim to have, against Mr. Thomas, and all such claims are hereby released and discharged except with respect to any such claims, liabilities, demands or causes of action (i) to enforce the Bank’s rights under this Release or (ii) that relate to fraud or willful misconduct on the part of Mr. Thomas.

5. Survival of Employment Agreement Provisions. I and the Bank acknowledge and agree that the provisions of the Employment Agreement under Sections 8, 9, 10, 11, 12, 13, 14, 15, 16, 17 and 18 shall continue in effect notwithstanding the termination of my employment.

6. No Admission. I further understand that the parties’ participation in this Release is not to be construed as an admission of any wrongdoing or liability whatsoever by or on behalf of the Bank, or any of its directors, officers, employees, agents or representatives. Neither this Release nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit, or action, other than an action to enforce this Release.

7. Governing Law; Entire Agreement. This Release shall be construed and enforced in accordance with the laws of the State of Illinois without regard to its conflicts of laws rules. It constitutes the entire agreement between the parties.

8. Section 409A Compliance. It is intended that any income to Mr. Thomas provided pursuant to this Release will not be subject to interest and additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”). The provisions of the Release will be interpreted and construed in favor of its meeting any applicable requirements of Code Section 409A. The Bank hereby represents and warrants that its capital stock is not publicly traded on an established securities market for purposes of Code Section 409A and that the Benefit Equalization Plan and the payment to you of a lump sum thereunder complies with Section 409A.

9. Return of Bank Property. I agree to return on or before April 11, 2008 to the Bank all of the Bank’s property in my possession. This property includes, but is not limited to, the Bank’s equipment, financial records, company credit cards, tapes, records, manuals, employee lists, customer lists, brochures, files, cost information, keys, identification badges, equipment, and all copies thereof.

BY SIGNING BELOW, I ACKNOWLEDGE THAT I HAVE READ, FULLY UNDERSTAND AND VOLUNTARILY AGREE TO ALL OF THE PROVISIONS CONTAINED IN THIS RELEASE. I UNDERSTAND THAT BY WAIVING THE ABOVE, I INTEND AND DO SO RELEASE AND DISCHARGE KNOWN AND UNKNOWN CLAIMS IN EXCHANGE FOR THE SEVERANCE PAYMENT.

/s/ J. Mikesell Thomas	April 6, 2008
Signature	Date

Acknowledged and agreed to as of April 6, 2008.

FEDERAL HOME LOAN BANK OF CHICAGO

By:	/s/ P. David Kuhl
Name:	P. David Kuhl
Title:	Chairman of the Board of Directors

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